SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 31, 2005
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction of Incorporation) File Number)	(Commission Identification No.)	(IRS Employer

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code   (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     The description of the debtor-in-possession financing set forth in response to Item 2.03 below is incorporated herein by reference.
Item 1.03 Bankruptcy or Receivership
     On July 31, 2005, each of Allied Holdings, Inc. (the “Company”) and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (Case Nos. 05-12515 through 05-12537) (the “Chapter 11 Cases”). The Company remains in possession of its assets and properties and will continue to operate its business and manage its properties as a debtor-in-possession under the Bankruptcy Code.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     In connection with the Chapter 11 Cases referenced in Item 1.03 above, the Company has entered into, subject to approval of the Bankruptcy Court, a financing agreement (the “DIP Facilities”) with General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., Marathon Asset Management, GECC Capital Markets Group, Inc., and the other lenders from time to time party thereto. The DIP Facilities provide for aggregate financing of $230 million comprised of (i) a $130 million revolving credit facility (the “Revolver”), which includes a swing-line credit commitment of $10 million and up to $75 million in letters of credit, (ii) a $20 million term loan (“Term Loan A”) and (iii) an $80 million term loan (“Term Loan B”). Subject to approval by the Bankruptcy Court, funds under the DIP Facility will be available to help satisfy the Company’s working capital obligations while the Chapter 11 Cases is pending, including payment under normal terms for goods and services provided after the filing of the Chapter 11 Cases and payment of wages and benefits to active employees and retirees.
     The Revolver will bear interest at an annual rate, at the Company’s option, of either an annual reference rate (based on the greater of the base rate on corporate loans as published from time to time in The Wall Street Journal and the federal funds rate plus 0.50%) plus 2.00%, or LIBOR plus 3.00%. In addition, the Company will be charged a credit fee under the Revolver payable monthly at a rate per annum equal to 2.75% times the amount of all outstanding letters of credit under the Revolver. Term Loan A will bear interest at an annual rate of LIBOR plus 5.50% and Term Loan B will bear interest at an annual rate of LIBOR plus 9.50%.
     The DIP Facilities will, if approved, mature 18 months after closing; however, the Company would be obligated to repay the DIP Facilities earlier upon completion of a plan of reorganization of the Company that is confirmed by an order of the Bankruptcy Court. The DIP Facilities also require mandatory prepayment with the net cash proceeds from any asset sales, extraordinary receipts or any insurance proceeds received by the Company.
     The DIP Facilities include customary affirmative, negative, and financial covenants binding on the Company, including implementation of a cash management system set forth in the DIP Facilities. The negative covenants limit the ability of the Company to, among other things, incur debt, incur liens, make investments, sell assets, or declare or pay any dividends on its capital stock. The financial covenants included in the DIP Facilities limit the amount of capital expenditures, set forth a minimum fixed charge coverage ratio and maximum leverage ratio for the Company and require the Company to maintain minimum consolidated earnings before interest, taxes, depreciation and amortization.
     The DIP Facilities include customary events of default including events of default related to (i) failure to comply with the financial covenants set forth in the DIP Facilities, (ii) the failure to establish and maintain the cash management system set forth in the DIP Facilities, (iii) the conversion of the Chapter 11 Cases to a chapter 7 case or appointment of a Chapter 11 trustee with enlarged powers, (iv) the granting of certain other super-priority administrative expense claims or non-permitted liens or the invalidity of liens securing the DIP Facilities, (v) the stay, amendment or reversal of the Bankruptcy Court orders approving the DIP Facilities, (vi) the confirmation of a plan of reorganization or entry of a dismissal order which does not provide for payment in full of the DIP Facilities or (vii) the granting of relief from the automatic stay to holders of security interests in assets of the Company that would have a material adverse effect on the Company.
     Obligations under the DIP Facilities are secured by 100% of the capital stock of the Company’s domestic subsidiaries, 66% of the capital stock of the Company’s direct foreign subsidiaries and all of the Company’s current and after-acquired personal and real property.
     The obligations under the DIP Facilities are entitled to super-priority administrative expense claim status under the Bankruptcy Code. The DIP Facilities will generally permit the ordinary course payment of professionals and administrative expenses prior to the occurrence of an event of default under the DIP Facilities or a default under the Bankruptcy Court orders approving the DIP Facilities.
     Conditions to the final DIP Facilities include, among other matters, (i) approval of the final DIP Facilities by the Bankruptcy Court, (ii) payment of all fees and expenses then due to the agents and lenders and their advisors under the DIP Facilities, (iii) delivery of additional loan documents, including collateral documentation, (iv) payment in full of the Company’s existing senior credit facility with the proceeds of the DIP Facilities and (v) no material adverse effect on the Company occurring since the filing of the Chapter 11 Cases.
Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     The filing of the Chapter 11 Cases described in Item 1.03 above constituted an event of default under the Company’s existing senior credit facilities. The credit agreement for the existing senior credit facilities provides that, as a result of this event of default, all commitments under the existing senior credit facilities were automatically terminated and all debt outstanding under the facilities became automatically and immediately due and payable. As of July 31, 2005, the amount of outstanding debt under the existing senior credit facilities was approximately $180 million.
     The filing of the Chapter 11 Cases also constituted an event of default under the Company’s $150 million 8 5/8% senior notes due 2007. The indenture governing the senior notes provides that as a result of this event of default, the outstanding amount of the senior notes became immediately due and payable without further action by any holder of the senior notes or the trustee under the indenture. Moreover, acceleration of the debt under the existing senior credit facilities constitutes an event of default with respect to the senior notes, and the event of default with respect to the senior notes constitutes an event of default under the existing senior credit facilities.

     The Company believes the acceleration of its debt under the existing senior credit facilities and the acceleration of the senior notes will both be stayed as a result of the filing of the Chapter 11 Cases.
Item 8.01 Other Events.
     The Company has furnished (but not filed) with this Current Report, as Exhibit 99.1, a copy of the Company’s press release announcing the filing of the Chapter 11 Cases. In addition, the Company has also communicated certain information to its employees in regard to the filing of the Chapter 11 Cases and a copy of such materials is furnished (but not filed) with this Current Report as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     The following exhibits are furnished (but not filed) with this Current Report:
99.1	Press Release of the Company dated August 1, 2005 regarding the filing of voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

99.2	Memorandum regarding frequently asked questions made available to employees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.
Dated: August 1, 2005	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company dated August 1, 2005 regarding the filing of voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.
99.2	Memorandum regarding frequently asked questions made available to employees.